EXHIBIT 99.2

MUELLER WATER PRODUCTS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Mueller Water Products, LLC (“Mueller”) and United States Pipe and Foundry, LLC (“U.S. Pipe”) after giving effect to Mueller’s acquisition by Walter Industries, Inc. and the contribution of U.S. Pipe to Mueller (“the Acquisition”), borrowings under Mueller’s $1,195.0 million credit agreement (“2005 Mueller Credit Agreement”) and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.  For accounting and financial statement presentation purposes, U.S. Pipe is considered the accounting acquiror of Mueller.

Effective December 30, 2005, U.S. Pipe changed its fiscal year to September 30, which coincides with Mueller’s fiscal year end.  For purposes of preparing the pro forma statement of operations, the U.S. Pipe operating information for the three months ended December 31, 2004 has been added to the operating financial results for the nine months ended September 30, 2005 in arriving at the twelve months ended September 30, 2005 operating financial information in the pro forma data presented hereinafter.

The unaudited pro forma condensed combined balance sheet as of September 30, 2005 is presented as if the Acquisition and borrowings under the 2005 Mueller Credit Agreement occurred on September 30, 2005. The unaudited pro forma condensed combined statement of operations of Mueller and U.S. Pipe for the year ended September 30, 2005 is presented as if the Acquisition and borrowings under the 2005 Mueller Credit Agreement had taken place on October 1, 2004 and were carried forward through September 30, 2005.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the Acquisition and borrowings under the 2005 Mueller Credit Agreement been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Mueller.  The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and cost savings that we may achieve with respect to the combined companies and any additional costs that we may incur as a stand-alone company. The unaudited pro forma condensed combined financial statements also do not include the effects of restructuring certain activities of pre-acquisition operations, which occurred subsequent to September 30, 2005.  The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Mueller (included in its respective annual reports on Form 10-K and quarterly reports on Form 10-Q) and of U.S. Pipe (included as Exhibit 99.1 in this report on Form 8-K).

MUELLER WATER PRODUCTS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2005

(unaudited)

(dollars in millions)	Historical September 30, 2005		Pro Forma Adjustments		Pro Forma Combined

	U.S. Pipe	Mueller

Cash and cash equivalents	$—	$112.8	$(77.2	)(a)	$35.6
Receivables, net	118.5	177.4	—		295.9
Inventories	147.2	303.0	70.2	(b)	520.4
Deferred income taxes	11.1	27.7	(28.1	)(c)	10.7
Prepaid expenses and other current assets	1.5	31.1	—		32.6
Total current assets	278.3	652.0	(35.1)		895.2

Property, plant and equipment, net	149.2	168.0	47.6	(d)	364.8
Deferred financing fees, net	—	32.2	3.4	(e)	35.6
Deferred income taxes	9.5	17.5	(27.0	)(c)	—
Other noncurrent assets	19.3	1.5	19.1	(f)	39.9
Identifiable intangible assets, net	—	52.4	803.5	(g)	855.9
Goodwill	58.4	163.2	654.4	(h)	876.0

Total assets	$514.7	$1,086.8	$1,465.9		$3,067.4

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Accounts payable	$52.5	$63.3	$—		$115.8
Current portion of long-term debt	—	3.8	7.6	(i)	11.4
Accrued expenses and other current liabilities	37.2	103.3	(5.2	)(j)	135.3
Total current liabilities	89.7	170.4	2.4		262.5

Long-term debt, net of current portion	443.6	1,051.9	65.9	(i)	1,561.4
Accrued pension liability	72.9	37.7	2.4	(k)	113.0
Deferred income taxes	—	—	290.2	(c)	290.2
Other long-term liabilities	63.7	1.5	—		65.2
Total liabilities	669.9	1,261.5	360.9		2,292.3

Redeemable common stock	—	1.7	(1.7	)(l)	—

Shareholders’ equity (deficit)	(155.2)	(176.4)	1,106.7	(l)	775.1

Total liabilities and shareholders’ equity (deficit)	$514.7	$1,086.8	$1,465.9		$3,067.4

See notes to unaudited pro forma condensed combined financial statements.

MUELLER WATER PRODUCTS, INC.

UNAUDITED  PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended September 30, 2005

(unaudited)

(dollars in millions)	Historical September 30, 2005		Pro Forma Adjustments		Pro Forma Combined

	U.S. Pipe	Mueller

Net sales	$555.8	$1,148.9	$—		$1,704.7
Cost of sales	488.5	802.3	4.8	(m)	1,295.6

Gross profit	67.3	346.6	(4.8)		409.1
Selling, general and administrative expenses	46.4	172.1	15.0	(n)	233.5
Facility rationalization and related costs	—	1.7	—		1.7

Operating income	20.9	172.8	(19.8)		173.9
Interest expense, net of interest income	(21.4)	(89.5)	(22.0	) (o)	(132.9)

Income (loss) before income taxes	(0.5)	83.3	(41.8)		41.0
Income tax expense (benefit)	3.9	33.7	(16.7	) (p)	20.9

Net income (loss)	$(4.4)	$49.6	$(25.1)		$20.1

See notes to unaudited pro forma condensed combined financial statements.

MUELLER WATER PRODUCTS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined financial statements are based on the historical financial statements of Mueller Water Products, LLC (“Mueller”) and United States Pipe and Foundry, LLC (“U.S. Pipe”) after giving effect to Mueller’s acquisition by Walter Industries, Inc., the contribution of U.S. Pipe to Mueller (“the Acquisition”), borrowings under Mueller’s $1,195.0 million credit agreement (“2005 Mueller Credit Agreement”) and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.  For accounting and financial statement presentation purposes, U.S. Pipe is considered the accounting acquiror of Mueller.

Effective December 30, 2005, U.S. Pipe changed its fiscal year to September 30, which coincides with Mueller’s fiscal year end.  For purposes of preparing the pro forma statement of operations, the U.S. Pipe operating information for the three months ended December 31, 2004 has been added to the operating financial results for the nine months ended September 30, 2005 in arriving at the twelve months ended September 30, 2005 operating financial information in the pro forma data presented hereinafter.

The unaudited pro forma condensed combined balance sheet as of September 30, 2005 is presented as if the Acquisition and borrowings under the 2005 Mueller Credit Agreement occurred on September 30, 2005.

The unaudited pro forma condensed combined statement of operations of Mueller and U.S. Pipe for the year ended September 30, 2005 is presented as if the Acquisition and borrowings under the 2005 Mueller Credit Agreement had taken place on October 1, 2004.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the Acquisition and borrowings under the 2005 Mueller Credit Agreement been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Mueller.  The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and cost savings that we may achieve with respect to the combined companies and any additional costs that we may incur as a stand-alone company. The unaudited pro forma condensed combined financial statements also do not include the effects of restructuring certain activities of pre-acquisition operations, which occurred subsequent to September 30, 2005.  The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Mueller (included in its respective annual reports on Form 10-K and quarterly reports on Form 10-Q) and of U.S. Pipe (included as Exhibit 99.1 in this report on Form 8-K).

2.  ACQUISITION

On October 3, 2005, pursuant to the agreement dated June 17, 2005, Walter Industries, Inc. (“Walter”) acquired all of the outstanding common stock of Mueller Water Products, LLC for $928.6 million.  Transaction costs related to the acquisition were $14.8 million.  In conjunction with the acquisition, U.S. Pipe, a wholly-owned subsidiary of Walter, was contributed in a series of transactions to Mueller’s wholly-owned subsidiary, Mueller Group, LLC (“Mueller Group”).

Walter’s acquisition of Mueller has been accounted for as a business combination.  Assets acquired and liabilities assumed were recorded at their fair values as of October 3, 2005.  The total purchase price is $943.4 million, including acquisition-related transaction costs and is comprised of (dollars in millions):

Acquisition of the outstanding common stock of Mueller	$928.6
Acquisition-related transaction costs	14.8
Total purchase price	$943.4

Acquisition-related transaction costs include investment banking, legal and accounting fees and other external costs directly related to the Acquisition.

Under business combination accounting, the purchase price will be allocated to Mueller’s net tangible and identifiable intangible assets based on their fair values as of October 3, 2005.  The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. Based on current fair values, the purchase price was allocated as follows (dollars in millions):

Receivables, net	$177.4
Inventory	373.2
Property, plant and equipment	215.5
Identifiable intangible assets	855.9
Goodwill	817.6
Net other assets	376.5
Net deferred tax liabilities	(300.0)
Debt	(1,572.7)
Total purchase price allocation	$943.4

Receivables are short-term trade receivables and their net book value approximates current fair value.

Finished goods inventory is valued at estimated selling price less cost of disposal and reasonable profit allowance for the selling effort.  Work in process inventory is valued at estimated selling price of finished goods less costs to complete, cost of disposal and a reasonable profit allowance for the completing and selling effort.  Raw materials are valued at book value, which approximates current replacement cost.  The fair value adjustment to inventory of approximately $70.2 million is not reflected as a pro forma adjustment in the pro forma condensed combined statement of operations.

Property, plant and equipment is valued at the current replacement cost as follows (dollars in millions):

		Depreciation Period

Land	$14.1	Indefinite
Buildings	51.8	5 to 14 years
Machinery and equipment	136.4	3 to 5 years
Other	13.2	3 years
	$215.5

Depreciation related to the property, plant and equipment adjustment is reflected in the pro forma condensed combined statement of operations.

Identifiable intangible assets were as follows (dollars in millions):

		Amortization Period

Trade name and trademark	$403.0	Indefinite
Technology	56.3	10 years
Customer relationships	396.6	19 years
Total identifiable intangible assets	$855.9

Identifiable intangible assets acquired consist of trade name, trademark, technology and customer relationships and were valued at their current fair value.  Trade name and trademark relate to Mueller, Anvil, Hersey, Henry Pratt and James Jones.  Technology represents processes related to the design and development of products.  Customer relationships represent the recurring nature of sales to current distributors, municipalities, contractors and other end customers regardless of their contractual nature.  The amortization related to the fair value adjustments of these definite-lived intangible assets is reflected in the pro forma condensed combined statements of operations.

Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired.  Goodwill is not amortized, but rather is tested for impairment at least annually.  In the event that we determine the book value of goodwill has become impaired, we will incur an accounting charge for the amount of impairment during the fiscal quarter in which such determination is made.

Net other assets include cash, prepaid expenses, deferred financing fees, accounts payable, accrued expenses and accrued pension liability and were valued at their approximate current fair value.  After the purchase price allocation Mueller paid a $444.5 million dividend to Walter, $20.0 million for transaction expenses and $10.0 million in employee-related costs and such payments are reflected in the pro forma condensed combined financial statements.

Net deferred tax liabilities include the tax effects of fair value adjustments related to identifiable intangible assets and net tangible assets.

Debt is valued at fair market value as of October 3, 2005.  The amortization of the premium on debt related to fair value adjustments is reflected in the pro forma condensed combined statement of operations as a credit to interest expense.

3.  CREDIT AGREEMENT

On October 3, 2005, Mueller Group, LLC entered into the 2005 Mueller Credit Agreement consisting of a $145 million senior secured revolving credit facility maturing in October 2010 and a $1,050 million senior secured term loan maturing on October 3, 2012 or November 1, 2011, unless the 10% senior subordinated notes due 2012 are paid in full prior to such date. Loans under the senior credit facilities currently bear interest, at our option, at: (x) initially, the reserve adjusted LIBOR rate plus 250 basis points or the alternate base rate plus 150 basis points for borrowings under the revolving credit facility; and (y) the reserve adjusted LIBOR rate plus 225 basis points or the alternate base rate plus 125 basis points for term loans.  The 2005 Mueller Credit Agreement is a secured obligation of Mueller Group LLC and substantially all of the wholly-owned domestic subsidiaries of Mueller Group LLC, including U.S. Pipe.  Proceeds from the 2005 Mueller Credit Agreement were approximately $1,053.4 million, net of approximately $21.6 million of underwriting fees and expenses, which will be amortized over the life of the loans.  The proceeds were used to retire the previous Senior Credit Facility of $512.8 million, the Senior Secured Notes of $100.0 million, and finance the acquisition of Mueller by Walter.  The term loan requires quarterly principal payments of $2.6 million through October 3, 2012, at which point in time the remaining principal outstanding is due.  The commitment fee on the unused portion of the revolving credit facility is 0.50% and the interest rate is a floating rate of 250 basis points over LIBOR.  The term loan carries a floating interest rate of 225 basis points over LIBOR.

4.  PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet:

(a)          Adjustments to reflect net cash outflows associated with obtaining new debt of $1,075.0 million and debt issuance costs of ($24.2 million), extinguishment of certain old debt and payment of accrued interest ($618.0 million), payment of dividend to Walter Industries ($444.5 million), payment of ($20.0 million) to Walter Industries for subordinated notes and payment of transaction related costs ($12.0 million) and expenses ($33.5 million).

(b)         Adjustment to reflect fair values assigned to inventory.

(c)          Net adjustment to reflect the reversal of Mueller deferred tax asset, reclass a portion of U.S. Pipe’s deferred tax asset to deferred tax liabilities, offset by the establishment of a new net deferred tax liability.

(d)         Adjustment to reflect net increase in property, plant and equipment based on estimated fair values.

(e)          Net adjustment reflects the capitalization of $24.2 million in debt issuance costs associated with the 2005 Mueller Credit Agreement and write-off of $20.8 million of debt issuance costs associated with certain old debt facilities that were extinguished in connection with the transaction as shown in (i) below.

(f)            Adjustment to reflect the receipt of a subordinated note from Walter Industries of $20.0 million and removal of previously recognized pension intangible asset of $0.9 million.

(g)         Adjustment to reflect fair values assigned to identifiable intangible assets.

(h)         Adjustment reflects goodwill after allocating the purchase price to the fair value of identifiable net assets acquired.

(i)             Net adjustment to current and long-term debt is as follows (dollars in millions):

	Current Debt	Long-term Debt

New Term Loan	$10.5	$1,039.5
New Revolving Credit Facility	—	25.0
Payoff of old Term Loan	(2.9)	(509.9)
Payoff of old Senior Secured Notes	—	(100.0)
Fair value adjustment to existing public debt	—	54.9
Forgiveness of U.S. Pipe note to Walter	—	(443.6)
	$7.6	$65.9

The fair value adjustment to existing public debt represents the excess of Mueller’s public debt fair market value as compared to the book value at the acquisition date.  The excess value or premium for Mueller’s Senior Discount Notes and Senior Subordinated Notes was $36.0 million and $18.9 million, respectively.

(j)             Adjustment to reflect the payment of accrued interest of $2.1 million associated with the extinguishment of debt and seller transaction fees payable of $3.1 million.

(k)          Adjustment to reflect the fair value of acquired pension liability.

(l)             Net adjustment to reflect the investment in Mueller by Walter of $943.4 million, eliminate Mueller’s prior equity of $176.4 million and redeemable common stock of ($1.7 million), reflect the payment of a dividend to Walter in the amount of ($444.5 million), payment of transactions related fees of ($12.0 million) and forgiveness of U.S. Pipe debt to Walter of $443.6 million.

The following pro forma adjustments are included in the unaudited pro forma condensed combined statement of operations:

(m)       Adjustments of $5.6 million to increase amortization expense for technology intangible assets associated with the Acquisition, net of $0.8 million decrease in depreciation expense associated with acquired fixed assets depreciated over their remaining useful lives.  The decrease in depreciation expense in relation to the increase in basis for property, plant and equipment represents adjustments to the remaining lives of the assets to reflect their expected economic life.

(n)         Adjustment of $18.1 million ($20.9 million net of ($2.8 million) of recorded amortization) to increase amortization expense for customer relationships intangible assets associated with the Acquisition, net of $3.1 million removal of seller transaction expenses incurred prior to September 30, 2005.

(o)         Net adjustment consists of a $27.5 million increase in interest expense for interest on the 2005 Mueller Credit Agreement along with a $2.1 million increase in amortization expense for new deferred financing fees, net of the decrease of $7.6 million in interest expense resulting from the amortization of premium created by the fair value adjustment to Mueller’s existing public debt.    A change in interest rates of 1/8% would result in a change in interest expense of approximately $1.3 million.

(p)         Adjustment to reflect the tax effect of pro forma adjustments at a 40% statutory rate. As more fully described in Note 9 to the financial statements of U.S. Pipe, income tax expense is calculated as if U.S. Pipe filed a tax return on a stand alone basis, with the exception that the tax sharing agreement in place with Walter Industries provides that U.S. Pipe receives an immediate benefit when its tax losses for Federal purposes are utilizable by the consolidated group. On a pro forma basis, U.S. Pipe’s historical tax expense of $3.9 million would have been $12.0 million on a stand alone basis assuming US Pipe’s deferred tax assets were consistently evaluated for realization without regard to the utilization by Walter of its tax losses.